EXHIBIT 10.IIIA19

To: Janet Davidson

From: Henry Schacht

Date: March 13, 2001

Re: Special Retention Bonus

As we continue with our turnaround, it is critical for us to remain focused and committed to successfully meet our business challenges. I am confident that we can take our company to new levels of success, and I am counting on your continued commitment as a key player in making this happen. To reward you for your efforts and dedication, the Board has approved a special retention bonus for you. The amount of the bonus and the payment terms are outlined in the attachment.

This special retention bonus has only been offered to select Officers, so I ask that you keep the details of this award confidential.

I truly appreciate your efforts and look forward to working together through the challenges ahead.

Attachment

Attachment

Special Retention Bonus
Janet Davidson

Amount

You are eligible to receive a retention bonus in the amount of $2,500,000.
This award is subject to any applicable tax and is non-benefit bearing for purposes of Lucent’s benefit plans. Please note that this award is in addition to any other incentive awards for which you may be eligible.

Payment Dates	Assuming your continued employment, the following payments will be made: • 50% is payable on February 1, 2002 • 50% is payable on December 1, 2002
Termination Provisions

•  In the event you voluntarily resign or are terminated by Lucent for “Cause” prior to the payout date(s), this award will be cancelled.
• In the event of your death or disability prior to the payout date(s), a prorated portion of this award will be paid to you or your estate.
• If you are placed on a Company approved leave of absence under the Officer Severance Policy and you are on this leave on the scheduled payout date(s), then this award will be paid. Please note that the Officer Severance Policy remains in effect in the event of a Change in Control (as defined by the 1996 Long Term Incentive Program).
• In the event of a Change in Control (as defined by the 1996 Long Term Incentive Program), this award would continue to be paid on the originally scheduled dates assuming your continued employment.

Lucent Technologies Proprietary (Restricted)
Solely for Authorized Persons Having a Need to Know Pursuant to Company Instructions